NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange (the 'NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the American Depositary Shares, each representing ten (10) Class A Ordinary Shares (the "ADSs") of Meta Data Limited (the "Company") from listing and registration on the Exchange at the opening of business on November 18, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the ADSs are no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision that the Company is no longer suitable for listing pursuant to NYSE Listed Company Manual Section 802.01D after the Company's August 19, 2024 press release disclosure regarding the fact that the Company was ordered to be wound up by the Grand Court of the Cayman Islands on August 7, 2024, with the liquidation representing a formal insolvency process. Additionally, NYSE Regulation noted that acquisitions and disposals of the Company's shares subject to this winding up from August 7, 2024 are only permissible subject to the provision of a validation order from the Cayman Islands Court, on request of the Company's liquidators. In reaching its delisting determination, NYSE Regulation noted the uncertainty as to the ultimate effect of this process and these trading restrictions on the Company's ADSs. On August 20, 2024, the Exchange determined that the Company's ADSs should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the ADSs from listing and registration on the NYSE. The Company was notified on August 20, 2024. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the ADSs, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company filed such request on September 4, 2024 and on October 24, 2024 the appeal hearing was held. On November 6, 2024, the Committee issued a decision in which it upheld the Exchange's previously announced determination to delist the Company's ADSs. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.